Exhibit 3.1

ARTICLES OF ORGANIZATION

of

Castle Arch Real Estate Investment Company, L.L.C.

a California limited liability company.

ARTICLE I

The name of the limited liability company is Castle Arch Real Estate Investment Company, L.L.C.

ARTICLE II

The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the California Limited Liability Company Act.

ARTICLE III

The name of the agent for service of process in California is Robert D. Geringer.

ARTICLE IV

The address of the agent for service of process in California is 9595 Wilshire, Penthouse 1000, Beverly Hills, CA, 90212.

ARTICLE V

The limited liability company will be managed by more than one manager.

ARTICLE VI

Other matters to be included in this certificate may be set forth on separate attached pages and are made a part of this certificate. Other matters may include the latest date on which the limited liability company is to dissolve.

ARTICLE VII

Number of pages attached, if any: n/a

ARTICLE VIII

The type of business of the limited liability company (for informational purposes only) is a real estate investment company.

ARTICLE IX

it is hereby declared that I am the person who executed this instrument, which execution is my act and deed. Dated this 12th day of April 2004,

/s/ Robert D. Geringer

     Robert D. Geringer